                                                                       EXHIBIT I

                                 DARSIE & ELSTE
                                ATTORNEYS AT LAW
                                 P.O. BOX 22219
                            LEXINGTON, KENTUCKY 40522
GAY M. ELSTE                                                 JOHN C. DARSIE, JR.
                                                                  (1936-1994)


                                                    October 29, 2004

Dupree Mutual Funds
P.O. Box 1149
Lexington, Kentucky 40588-1149

Dear Ladies and Gentlemen:

        Dupree Mutual Funds (the "Trust") is filing with the Securities and Exchange Commission Post Effective Amendment No. 45 to the Registration Statement filed under the Securities Act of 1933 (File No. 2-64233) and Amendment No. 46 to the Registration Statement filed under the Investment Company Act of 1940 (File No. 811-2918).

        As current counsel to the Trust, this firm has participated in various proceedings relating to the Trust and its predecessor. The undersigned has examined documents, including the Trust's Declaration of Trust, amendments thereto, its Bylaws and minutes.

        Based on the foregoing, it is my opinion that:

        1. The Trust is a business trust duly organized and validly existing under the laws of the Commonwealth of Kentucky.

        2. The Trust is authorized to issue an unlimited number of shares of beneficial interest in the eleven series, known as Alabama Tax-Free Income Series, Alabama Tax-Free Short-to-Medium Series, Kentucky Tax-Free Income Series, Kentucky Tax-Free Short to Medium Series, Intermediate Government Bond Series, Mississippi Tax-Free Income Series, Mississippi Tax-Free Short to Medium Series, North Carolina Tax-Free Income Series, North Carolina Tax-Free Short to Medium Series, Tennessee Tax-Free Income Series, and Tennessee Tax-Free Short to Medium Series. In accordance with the applicable provision of Kentucky law and the Trust's Declaration of Trust, shares which are issued and subsequently redeemed by the Trust may be held as Treasury shares, reissued or canceled as determined by the Trustees of the Trust; and

        3. Subject to the filing of Annual Rule 24f-2 Notices to register shares sold during each preceding fiscal year, the shares which are issued by the Trust are legally issued and outstanding and full paid and non-assessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of Post-Effective Amendment No. 45, Amendment No. 46.

                                                Yours very truly,

                                                Gay M. Elste

GME:bh